Exhibit 99.1

Pinnacle Airlines Reports Fourth Quarter 2007 Financial Results

MEMPHIS, TN – February 21, 2008 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (“the “Company”) today reported fourth quarter 2007 net income and fully diluted earnings per share (“EPS”) of $6.7 million and $0.32, respectively, excluding a potential one-time, non-cash charge that the Company is analyzing as further discussed below.  The Company’s net income and EPS were $12.3 million and $0.56, respectively, for the fourth quarter of 2006, excluding nonrecurring items.  The 2007 financial results reflect the contractual changes in the airline services agreement (the “ASA”) between the Company’s wholly owned subsidiary, Pinnacle Airlines, Inc. (“Pinnacle”), and Northwest Airlines, Inc. (“Northwest”) that became effective January 1, 2007, and include the financial results of Colgan Air, Inc. (“Colgan”), the airline acquired by the Company in January 2007.  See further discussion under “Fourth Quarter 2007 Financial and Operating Results.”

The Company is analyzing a potential one-time, non-cash charge related to its deferred tax liability.  The potential adjustment could reduce 2007 net income by approximately $7.4 million.  The Company expects to complete its analysis of this item in order to file its Form 10-K timely with the Securities and Exchange Commission.

Fourth Quarter 2007 Significant Accomplishments

•
Delta Connection Operations Begin: On December 1, Pinnacle, launched its first CRJ-900 regional jet for Delta Air Lines as a Delta Connection carrier.  In the first month of operation, Pinnacle achieved a 100% completion rate utilizing just one aircraft.  Pinnacle currently has four CRJ-900 aircraft in service under its Delta Connection agreement, and will add the remaining 12 aircraft through early 2009.  Pinnacle’s CRJ-900 aircraft contain enhanced cabin upgrades, providing for superior passenger comfort as compared to previous versions of the CRJ-900.

•
Delivery of First Q400 Next-Generation Turbo Prop:  The Company’s other wholly owned subsidiary, Colgan Air, Inc. (“Colgan”), received the first of 15 Bombardier Q400 turboprops in early January, after a successful effort to plan for their delivery during the fourth quarter of 2007.  The 74-seat aircraft have superior passenger comfort as compared to 50-seat regional jets, and unique performance capabilities provide an operational advantage in congested areas.  The environmentally friendly “green” aircraft has a lower fuel burn, lower emissions and reduced noise levels, and operating costs at or below that of a 50-seat regional jet.  Colgan began operations with the Q400 aircraft on February 4 with two aircraft, and will place the remaining aircraft into service during the first half of 2008.

•
Repurchase of Shares Held by Northwest: In November 2007, the Company purchased 2,492,060 shares of its outstanding common stock from Northwest Airlines Corp. (“Northwest”) at a discounted purchase price of $13.22 per share for total consideration of approximately $33 million.  On January 2, 2008, the Company purchased its Series A Preferred Share from Northwest at a purchase price of $20 million in accordance with previously negotiated terms entered into as part of Northwest’s assumption of Pinnacle’s ASA in December 2006.  The Company has repurchased approximately 20% of its outstanding common stock since implementing a share repurchase program in May 2007.  In addition, repurchasing Northwest’s common and preferred holdings represent the last step in removing all corporate governance ties between the Company and Northwest.  Both the Company and Northwest can now focus on their relationship as independent airline business partners.

“I am proud of our People at both our Pinnacle and Colgan subsidiaries,” said Philip Trenary, President and Chief Executive Officer of Pinnacle Airlines Corp.  “Each of our operating subsidiaries achieved governmental certification and introduced a new fleet type into service in near record time.  While we are disappointed that Colgan’s financial performance suffered in 2007 due to high fuel prices in Colgan’s pro-rate operations, we expect our new capacity purchase agreements with Continental and Delta using Q400 and CRJ-900 aircraft to be very successful long-term opportunities for our airline subsidiaries.”

Fourth Quarter 2007 Financial and Operating Results

Pinnacle completed 109,787 block hours and 65,820 departures, increases of 5% and 4%, respectively, over the same period in 2006.  The primary reason for the increases was the 11% increase in Pinnacle’s operating fleet as compared to 2006.  Colgan completed 32,242 block hours and 27,189 departures during the fourth quarter.

The Company recorded operating revenue of $201.1 million, a decrease of $3.4 million, or 2%, over the same period in 2006.  Operating revenue was reduced by approximately $81.2 million for contractual changes in Pinnacle’s ASA with Northwest.  The amortization of net deferred revenue associated with Pinnacle’s ASA also increased revenue by approximately $6.1 million.  The acquisition of Colgan increased the Company’s consolidated revenue by approximately $49.4 million.

Consolidated operating income and operating margin were $9.4 million and 4.7%, respectively.   Inclusive of corporate expenses that have historically been presented with Pinnacle’s operations, Pinnacle achieved an operating margin of 9.5%, while Colgan recorded a negative operating margin of (10.0)%.  Consolidated operating income and operating margin for the fourth quarter of 2006 were approximately $19.6 million and 9.6%, respectively, excluding nonrecurring charges.  Contractual changes under Pinnacle’s ASA with Northwest reduced operating income by $4.9 million, inclusive of the amortization of net deferred revenue associated with the ASA.  In addition, Pinnacle recorded an additional $0.5 million in the fourth quarter related to the settlement of performance penalties for the first half of 2007.  Colgan’s operating loss of $4.9 million was caused by a number of factors.  First and foremost, Colgan incurred a significant increase in the cost of fuel for its pro-rate operations.  The average price of fuel increased by 29% since the first quarter of 2007, increasing Colgan’s operating costs by approximately $2.6 million during the fourth quarter.  In addition, the fourth quarter is historically a period of low passenger demand for Colgan.  The traditional seasonal decline in revenue was exacerbated by challenging weather conditions in the northeast, which caused Colgan to cancel a larger number of flights than normal.  Both of the Company’s subsidiaries also incurred training and other start-up costs during the fourth quarter as each company prepared to begin operations with the CRJ-900 and Q400 aircraft.

The Company and Colgan’s management team plan to take steps in 2008 to improve Colgan’s financial performance.  The Company expects that Colgan’s new Q400 operations under its capacity purchase agreement with Continental will be profitable in 2008.  In addition, Colgan is in the process of transitioning nine markets previously serviced through Pittsburgh as a US Airways Express carrier to Washington/Dulles International airport as a United Express carrier.  United Airlines maintains a large hub at Washington/Dulles, providing for significant connecting opportunities for Colgan’s passengers.  Further, Colgan’s management team is planning a number of initiatives to reduce the operating cost of Colgan’s pro-rate operations.  These initiatives include transitioning Colgan’s maintenance base in Manassas, Virginia to Washington/Dulles, which will eliminate a significant number of non-revenue producing ferry flights.  The Company and Colgan plan to evaluate each of Colgan’s pro-rate markets, including markets operated under essential air service subsidies from the federal government, to determine the long-term viability of each market in light of the large increase in Colgan’s fuel costs.

Total nonoperating income for the fourth quarter was approximately $0.4 million, an increase of approximately $1.1 million as compared to the fourth quarter of 2006.  This is primarily attributable to a $2.3 million increase in interest income from the Company’s significantly larger short-term investment portfolio.  This increase was offset by an increase in interest expense of $1.3 million, primarily due to the addition of interest expense associated with Colgan’s owned Saab 340 aircraft fleet and the interest associated with borrowings for the acquisition of the CRJ-900 aircraft that delivered during the fourth quarter.

Year-to-Date 2007 Financial and Operating Results

Pinnacle completed 438,988 block hours and 265,418 departures, increases of 6% and 6%, respectively, over 2006.  The Company’s Colgan subsidiary completed 126,675 block hours and 107,171 departures from the acquisition date of January 18, 2007 through the end of the year.

For the year ended December 31, 2007, the Company recorded operating revenue of $787.4 million, a decrease of $37.2 million, or 5%, over 2006.  Operating revenue was reduced by approximately $323.8 million for contractual changes in the ASA.  The amortization of net deferred revenue associated with Pinnacle’s ASA also increased revenue by approximately $22.6 million.  The acquisition of Colgan increased the Company’s consolidated revenue by approximately $192.3 million.

Operating income and operating margin were $52.1 million and 6.6%, respectively, year-to-date.  Excluding nonrecurring items related to a decrease in Saab return condition accruals of approximately $1.0 million, operating income and operating margin were $51.0 million and 6.5%, respectively, for the year ended December 31, 2007.  Inclusive of corporate costs historically presented as part of Pinnacle’s financial results, Pinnacle achieved a full year operating margin of 9.5%, while Colgan recorded a negative operating margin of (2.3)% for 2007.  Consolidated operating income and operating margin were approximately $85.3 million and 10.3%, respectively, excluding nonrecurring items, for 2006.  Contractual changes in Pinnacle’s ASA with Northwest, net of the related amortization of deferred revenue, reduced operating income by approximately $21.1 million for 2007.   In addition, Pinnacle recorded $2.9 million in performance penalties related to the first half of 2007.  Pinnacle’s operating income also declined by $5.8 million, primarily as a result of increased costs associated with training for additional pilots due to the industry-wide increase in pilot attrition in 2007, and costs associated with the induction of the CRJ-900 aircraft into Pinnacle’s fleet.  Colgan’s operating loss of $4.5 million further contributed to the year-over-year decline in operating income.

Net income and EPS for the year ended December 31, 2007 were $34.6 million and $1.50, respectively, excluding the potential one-time, non-cash charge that the Company is analyzing related to its deferred tax liability.  Excluding nonrecurring items related to a $4.1 million loss on the Company’s Northwest claim sale and a decrease in Saab return condition accruals of approximately $1.0 million, net income and EPS were $36.6 million and $1.59, respectively, for the year ended December 31, 2007.  Excluding nonrecurring items, net income and EPS for the year ended December 31, 2006 were $52.7 million and $2.40, respectively.

Cash and Short-Term Investments

The Company ended the year with cash and short-term investments totaling $213.6 million. The Company’s balance of cash and short-term investments decreased by approximately $31.5 million during the fourth quarter, primarily as a result of the Company’s $33 million purchase of common shares from Northwest.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates under the name Northwest Airlink and Delta Connection and operates 133 CRJ-200 and five CRJ-900 regional jet aircraft in the United States and Canada.  Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of four Q400, 42 Saab 340 and six Beech 1900 turboprop regional aircraft.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles (“GAAP”), regarding operating income, operating margin, net income and EPS for the three and twelve months ended December 31, 2007 and 2006 excluding the loss on sale of unsecured claim, increases and decreases in the provision for losses associated with the bankruptcy filings of Northwest and Mesaba, the provision for uncertain tax positions identified in connection with the IRS review and the nonrecurring charge related to the pilot post-retirement liability.  The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP.  The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.

###

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2007	2006
Operating revenues
Regional airline services	$198,482	$202,144
Other	2,617	2,376
Total operating revenues	201,099	204,520
Operating expenses
Salaries, wages and benefits	52,467	37,248
Aircraft maintenance, materials and repairs	24,180	8,161
Aircraft rentals	34,664	66,031
Aircraft fuel	11,548	27,650
Other rentals and landing fees	14,627	9,181
Ground handling services	24,607	21,603
Commissions and passenger related expense	6,269	1,022
Depreciation and amortization	2,444	1,053
Other	20,859	13,005
Provision for decreases in losses associated with bankruptcy filings of Northwest and Mesaba	-	(41,399)
Total operating expenses	191,665	143,555
Operating income	9,434	60,965
Operating income as a percentage of operating revenues	4.7%	29.8%
Nonoperating income (expense)
Interest income	3,133	760
Interest expense	(2,744)	(1,429)
Miscellaneous income	20	13
Total nonoperating income (expense)	409	(656)
Income before income taxes	9,843	60,309
Income tax expense	3,137	23,534
Net income	$6,706	$36,775

Basic earnings per share	$0.35	$1.68

Diluted earnings per share	$0.32	$1.67

Shares used in computing basic earnings per share	19,411	21,945
Shares used in computing diluted earnings per share	20,894	22,022

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Years Ended December 31,
	2007	2006
Operating revenues
Regional airline services	$777,179	$816,787
Other	10,195	7,836
Total operating revenues	787,374	824,623
Operating expenses
Salaries, wages and benefits	202,860	141,835
Aircraft maintenance, materials and repairs	86,899	35,110
Aircraft rentals	138,661	264,124
Aircraft fuel	38,487	109,224
Other rentals and landing fees	58,986	43,135
Ground handling services	97,843	87,390
Commissions and passenger related expense	24,204	3,711
Depreciation and amortization	9,265	3,985
Other	79,129	52,132
Provision for decreases in losses associated with bankruptcy filings of Northwest and Mesaba	(1,048)	(43,571)
Total operating expenses	735,286	697,075
Operating income	52,088	127,548
Operating income as a percentage of operating revenues	6.6%	15.5%
Nonoperating income (expense)
Interest income	11,601	2,548
Interest expense	(8,853)	(5,578)
Miscellaneous (expense) income, net	(3,799)	82
Total nonoperating expense	(1,051)	(2,948)
Income before income taxes	51,037	124,600
Income tax expense	16,400	46,801
Net income	$34,637	$77,799

Basic earnings per share	$1.66	$3.55

Diluted earnings per share	$1.50	$3.54

Shares used in computing basic earnings per share	20,897	21,945
Shares used in computing diluted earnings per share	23,116	21,974

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
	December 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$26,785	$705
Restricted cash	5,327	1,250
Short-term investments	186,850	72,700
Receivables, net of allowances of $131 in 2007 and $7,806 in 2006	31,107	100,925
Spare parts and supplies, net of allowances of $2,536 in 2007 and $1,517 in 2006	16,030	8,061
Prepaid expenses and other assets	16,535	13,753
Deferred income taxes, net of allowance	12,285	-
Total current assets	294,919	197,394
Property and equipment
Flight equipment	181,097	38,436
Aircraft pre-delivery payments	62,702	-
Other property and equipment	39,969	24,470
	283,768	62,906
Less accumulated depreciation	(28,358)	(21,921)
Net property and equipment	255,410	40,985
Deferred income taxes, net of allowance	79,856	-
Other assets, primarily aircraft lease deposits	28,528	27,262
Debt issuance costs, net of amortization of $636 in 2007 and $414 in 2006	4,598	3,978
Goodwill	28,206	18,422
Intangible assets, net of amortization of $3,594 in 2007 and $1,883 in 2006	17,071	13,232
Total assets	$708,588	$301,273

Liabilities and stockholders’ equity
Current liabilities
Current maturities of debt and capital leases	$11,028	$-
Pre-delivery payment facilities	63,603	-
Bank line of credit	8,375	-
Accounts payable	33,062	18,201
Accrued expenses	80,316	26,190
Income taxes payable	2,356	16,658
Deferred income taxes	-	6,815
Deferred revenue	24,099	-
Other current liabilities	20,620	5,980
Total current liabilities	243,459	73,844
Senior convertible notes	121,000	121,000
Long-term debt, less current maturities	71,812	-
Capital leases, net of current maturities	3,668	-
Deferred income taxes	-	7,112
Deferred revenue, net of current portion	209,752	-
Other liabilities	1,075	2,296
Commitments and contingencies	-	-
Stockholders’ equity
Series A preferred share, stated value $100 per share; one share authorized and issued	-	-
Common stock, $0.01 par value; 40,000,000 shares authorized; 22,402,999 and 22,080,585 shares issued, respectively	224	221
Treasury stock, at cost, 4,450,092 shares	(68,152)	-
Additional paid-in capital	91,165	86,152
Net unrealized loss, primarily related to derivatives	(10,200)	-
Retained earnings	44,785	10,648
Total stockholders’ equity	57,822	97,021
Total liabilities and stockholders’ equity	$708,588	$301,273

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2007	2006

Cash provided by operating activities	$275,480	$21,101
Cash used in investing activities	(220,133)	(34,963)
Cash used in financing activities	(29,267)	(17,000)
Net change in cash and cash equivalents	26,080	(30,862)
Cash and cash equivalents at beginning of period	705	31,567
Cash and cash equivalents at end of period	$26,785	$705

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)

	Three Months Ended December 31,
	2007	2006	% Increase (Decrease)
	(in thousands, except per share data)
Operating Income:
Operating income in accordance with GAAP	$9,434	$60,965	(85)%
Add: Provision for decreases in losses associated with bankruptcy filings of Northwest and Mesaba	-	(41,399)	(100)%
Non-GAAP operating income	$9,434	$19,566	(52)%

Operating Margin:
Operating margin in accordance with GAAP	4.7%	29.8%	(25.1) pts.
Add: Provision for decreases in losses associated with bankruptcy filings of Northwest and Mesaba	-	(20.2)%	(20.2) pts.
Non-GAAP operating margin	4.7%	9.6%	(4.9) pts.

Net Income:
Net income in accordance with GAAP	$6,706	$36,775	(82)%
Add: Provision for decreases in lossesassociated with bankruptcy filings ofNorthwestand Mesaba, net of related tax	-	(26,052)	100%
Add: Provision for uncertain tax positions identified in connection with IRS review	-	1,542	(100)%
Non-GAAP net income	$6,706	$12,265	(45)%
Diluted EPS:
Diluted EPS in accordance with GAAP	$0.32	$1.67	(81)%
Add: Provision for decreases in lossesassociated with bankruptcy filings ofNorthwestand Mesaba, net of related tax	-	(1.18)	100%
Add: Provision for uncertain tax positions identified in connection with IRS review	-	0.07	(100)%
Non-GAAP diluted EPS	$0.32	$0.56	(43)%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)

	Years Ended December 31,
	2007	2006	% Increase (Decrease)
	(in thousands, except per share data)
Operating Income:
Operating income in accordance with GAAP	$52,088	$127,548	(59)%
Add: Pilot post-retirement liability	-	1,300	(100)%
Add: Provision for decreases in losses associated with bankruptcy filings of Northwest and Mesaba	(1,048)	(43,571)	98%
Non-GAAP operating income	$51,040	$85,277	(40)%

Operating Margin:
Operating margin in accordance with GAAP	6.6%	15.5%	(8.9) pts.
Add: Pilot post-retirement liability	-	0.1%	(0.1) pts.
Add: Provision for decreases in losses associated with bankruptcy filings of Northwest and Mesaba	(0.1)%	(5.3)%	5.2 pts.
Non-GAAP operating margin	6.5%	10.3%	(3.8) pts.

Net Income:
Net income in accordance with GAAP	$34,637	$77,799	(55)%
Add: Loss on sale of unsecured claim, net of related tax	2,631	-	100%
Add: Provision for decreases in lossesassociated with bankruptcy filings ofNorthwestand Mesaba, net of related tax	(666)	(27,417)	98%
Add: Provision for uncertain tax positions identified in connection with IRS review	-	1,542	(100)%
Add: Pilot post-retirement liability, net of related tax	-	812	(100)%
Non-GAAP net income	$36,602	$52,736	(31)%

Diluted EPS:
Diluted EPS in accordance with GAAP	$1.50	$3.54	(58)%
Add: Loss on sale of unsecured claim, net of related tax	0.12	-	100%
Add: Provision for decreases in lossesassociated with bankruptcy filings ofNorthwestand Mesaba, net of related tax	(0.03)	(1.25)	98%
Add: Provision for uncertain tax positions identified in connection with IRS review	-	0.07	(100)%
Add: Pilot post-retirement liability, net of related tax	-	0.04	(100)%
Non-GAAP diluted EPS	$1.59	$2.40	(34)%

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	CRJ			Turboprop
	Three Months Ended December 31,			Three Months Ended December 31,
	2007	2006	Change	2007
Other Data:
Revenue passengers (in thousands)	2,518	2,303	9%	386
Revenue passenger miles (in thousands) (1)	1,149,586	1,094,815	5%	71,281
Available seat miles (in thousands)	1,476,501	1,467,479	1%	155,619
Passenger load factor (2)	77.9%	74.6%	3.3 pts	45.8%
Operating revenue per available seat mile (in cents)	10.27	13.94	(26)%	31.75
Operating cost per available seat mile (in cents)	9.30	9.78	(5)%	34.92
Operating revenue per block hour	$1,382	$1,956	(29)%	$1,532
Operating cost per block hour	$1,251	$1,373	(9)%	$1,685
Block hours	109,787	104,566	5%	32,242
Departures	65,820	63,060	4%	27,189
Average daily utilization (block hours)	8.53	9.17	(7)%	7.20
Average stage length (miles)	453	469	(3)%	185
Number of operating aircraft (end of period)	138	124	11%	48

	CRJ			Turboprop
	Years Ended December 31,			Year Ended December 31,
	2007	2006	Change	2007 (3)
Other Data:
Revenue passengers (in thousands)	9,995	8,988	11%	1,498
Revenue passenger miles (in thousands) (1)	4,620,861	4,288,531	8%	277,327
Available seat miles (in thousands)	6,004,860	5,640,629	6%	599,402
Passenger load factor (2)	77.0%	76.0%	1 pt	46.3%
Operating revenue per available seat mile (in cents)	9.91	14.62	(32)%	32.09
Operating cost per available seat mile (in cents)	8.97	12.36	(27)%	32.85
Operating revenue per block hour	$1,356	$1,987	(32)%	$1,518
Operating cost per block hour	$1,226	$1,679	(27)%	$1,554
Block hours	438,988	415,069	6%	126,675
Departures	265,418	251,091	6%	107,171
Average daily utilization (block hours)	8.73	9.17	(5)%	7.32
Average stage length (miles)	458	470	(3)%	184
Number of operating aircraft (end of period)	138	124	11%	48
(1) Revenue passenger miles represents the number of miles flown by revenue passengers.
(2) Passenger load factor equals revenue passenger miles divided by available seat miles.
(3) The Company purchased Colgan on January 18, 2007, as discussed in Note 3 to our consolidated financial statements. The “year ended” for turboprops implies the period from the date of purchase of Colgan through December 31, 2007. We did not operate turboprops during 2006.

The Company had 5,316 employees as of December 31, 2007, an increase of 38% over the 3,860 employees as of December 31, 2006.